Exhibit s.

POWER OF ATTORNEY

The undersigned trustee of Polen Credit Opportunities Fund (the “Fund”) hereby constitutes and appoints each of Joel L. Weiss, President and CEO of the Fund and Christine S. Catanzaro, Treasurer and CFO of the Fund, and each of them (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, in all capacities, to execute and to file any Registration Statement of the Fund and any and all amendments thereto under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, covering, among other things, the registration of the Fund as an investment company and the sale of shares of the Fund, including offerings in connection with a reorganization, also including all exhibits and any and all documents required to be filed with respect thereto with the Securities and Exchange Commission or any regulatory authority, including applications for exemptive order rulings. The undersigned grants to said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall remain in full force and effect indefinitely, until revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact. This Power of Attorney does not revoke any previously granted Power of Attorney regarding the subject matter.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of June, 2023.

/s/ Robert J. Christian
ROBERT J. CHRISTIAN

/s/ Iqbal Mansur
IQBAL MANSUR

/s/ Nicholas M. Marsini, Jr.
NICHOLAS M. MARSINI, JR.

/s/ Nancy B. Wolcott
NANCY B. WOLCOTT

/s/ Stephen M. Wynne
STEPHEN M. WYNNE

[Signature Page to Power of Attorney]